Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS FIRST QUARTER 2015 RESULTS

•	Strong first quarter performance led by core operations

•	Solid Real Estate Development & Sales results

◦	$23 million of development sales revenue from Kahala Avenue and Maui Business Park parcel sales

◦	328 remaining Waihonua units close in January

•	Same-store performance boosts Leasing operating profit by 12%, Net Operating Income (NOI) by 7%[1]

•	Materials & Construction year-over-year operating profit improves due to increased material sales and paving activities

Honolulu (May 7, 2015) -- Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced net income for the first quarter of 2015 of $25.3 million, or $0.51 per diluted share.
Earnings for the first quarter of 2015 were driven by strong sales activity, including the sales of 328 units at the Company's Waihonua joint venture project in Kaka'ako, a 4-acre Maui Business Park parcel and two Kahala Avenue parcels. In addition, Leasing operating profit for the first quarter of 2015 was 12% higher than last year due to improvements in same-store performance and the addition of the 204,400-square-foot Kaka'ako Commerce Center in December 2014. Materials & Construction operating profit was double that of the first quarter of 2014 due primarily to increased material sales and improved weather conditions that allowed for increased paving activity.
Earnings for the first quarter of 2014 were $0.20 per diluted share higher than the first quarter of 2015 due primarily to a large commercial property sale that occurred in the first quarter of 2014.
    Revenue for the first quarter of 2015 was $150.7 million compared to revenue of $94.8 million for the first quarter of last year, as revenue from the aforementioned 2014 commercial property sale was included in discontinued operations.
"The Company performed well in the first quarter with all segments contributing to strong overall results," said Stanley M. Kuriyama, A&B chairman and chief executive officer. "First quarter results reflect the realization of value creating investments we made over the past several years in our development projects, Hawaii commercial properties and complementary businesses -- namely, the close out of sales at our Waihonua condominium project in Kaka'ako, parcel sales at Maui Business Park and Kahala Avenue, and improved performance from our Kailua Portfolio and Grace Pacific."

"We expect these positive trends in development sales and commercial property performance to continue during the year, and are optimistic that a strong Hawaii economy will continue to provide additional opportunities to realize value in the near-term and create investment opportunities for the future."

OPERATIONAL HIGHLIGHTS
Positive sales activity continues at various development projects. At the Company’s next condominium project in Kaka’ako -- The Collection -- 94% of the 450 units released for sale have been sold under binding contracts. Two parcel sales totaling 13.4 acres at Maui Business Park are under binding contract: 11 acres to Lowe's, which is expected to close in the third quarter, and 2.4 acres to Pacific Pipe Co., a local pipe wholesale and retail distributor, which is scheduled to close in the second quarter. Two Kahala Avenue parcels -- an oceanfront and a mountainside -- are scheduled to close in May, which would bring total Kahala Avenue property sales to 20, for total revenue of approximately $120 million. Of the remaining 10 properties, four (nearly 70% of the portfolio's remaining saleable square footage) are oceanfront parcels. The Company continues to see positive sales activity at Kukui'ula on Kauai. In addition to three units that closed in the first quarter, the Company has binding contracts for 14 units (13 are expected to close throughout 2015 and one in the first quarter of 2016). Fifteen homes are under construction at the project under various building initiatives, and mass grading of a 26-acre site for an additional 24 custom lots and a planned 20-unit condominium project has begun.
Improved same-store performance and the addition of the 204,400-square-foot Kaka'ako Commerce Center to the portfolio in December 2014 drove an 11.9% increase in operating profit and a 6.6%1 improvement in NOI in the first quarter of 2015 compared to the first quarter of 2014. The Company expects these trends in same-store performance to continue throughout 2015 and projects full-year 2015 NOI growth of between 6% and 8%. First quarter 2015 occupancy for both the Hawaii and Mainland portfolios were 94%, compared to 94% and 93%, respectively, for the first quarter of 2014.
Operating profit and EBITDA for the Materials & Construction segment for the first quarter of 2015 were $7.2 million and $9.5 million1, respectively, compared to $3.4 million and $7.2 million1, respectively, for the first quarter of 2014. The improved performance was principally the result of higher material sales and increased paving activity due in part to improved weather conditions. Grace's backlog at the end of March 2015 was $206.1 million2, 6.1% lower than at the end of 2014 due to the timing of government bid award activity. The pace of City bid activity has recently picked up, and planned federal (military and transportation) and state highways bids are expected to provide additional opportunities to build the backlog as the year progresses.

ANALYSIS OF FINANCIAL RESULTS
REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing - First quarter of 2015 compared with 2014

	Quarter Ended March 31,
(dollars in millions)	2015	2014	Change
Revenue	$32.7	$31.2	4.8%
Operating profit	$13.2	$11.8	11.9%
Operating profit margin	40.4%	37.8%
NOI[1]
Hawaii	$16.3	$15.2	7.2%
Mainland	4.6	4.4	4.5%
Total	$20.9	$19.6	6.6%
Average occupancy rates:
Hawaii	94%	94%
Mainland	94%	93%
Total	94%	93%
Leasable space — at period end
Hawaii improved (million sq. ft.)	2.6	2.4
Mainland improved (million sq. ft.)	2.5	2.5
Total improved (million sq. ft.)	5.1	4.9
Total Hawaii urban ground leases (acres)	115	116
Real Estate Leasing revenue and operating profit for the first quarter of 2015 were 4.8% and 11.9% higher, respectively, than 2014, primarily due to increases in same-store performance, but also due to the addition of the 204,400-square-foot Kaka'ako Commerce Center to the portfolio in December 2014.

Real Estate Development & Sales - First quarter of 2015 compared with 2014

	Quarter Ended March 31,
(dollars in millions)	2015	2014	Change
Improved property sales revenue	$4.3	$70.1	(93.9)%
Development sales revenue	23.2	—	NM
Unimproved/other property sales revenue	9.0	0.9	10X
Total revenue	$36.5	$71.0	(48.6)%
Operating profit before joint ventures	$9.2	$53.2	(82.7)%
Earnings (losses) from joint ventures	22.8	(0.9)	NM
Total operating profit	$32.0	$52.3	(38.8)%
Revenue and operating profit for the first quarter of 2015 were $36.5 million and $32.0 million, respectively, and were principally related to the sales of a 4-acre parcel at Maui Business Park, two Kahala Avenue parcels, a 46,500-square-foot retail property in Colorado, a non-core parcel on Maui and a vacant 22-acre parcel in Santa Barbara, California. Proceeds from the sale of the Colorado retail property were used to partially fund the December 2014 purchase of the Kaka'ako Commerce Center. Operating profit also included the following joint venture unit sales: all 328 remaining units at the 340-unit Waihonua condominium on Oahu (12 units closed in December 2014), two units at Ka Milo on Hawaii Island, the last unit at Kai Malu at Wailea on Maui, and three units at Kukui’ula on Kauai, partially offset by joint venture expenses. Revenue and operating profit for the first quarter of 2015 were lower than last year due to a large commercial property sale that occurred in the first quarter of 2014.

MATERIALS & CONSTRUCTION
Materials & Construction - First quarter of 2015 compared with 2014

	Quarter Ended March 31,
(dollars in millions)	2015	2014	Change
Revenue	$56.9	$50.1	13.6%
Operating profit	$7.2	$3.4	111.8%
Operating profit margin	12.7%	6.8%
EBITDA[1]	9.5	7.2	31.9%

	March 31,			December 31,
(dollars in millions)	2015	2014	Change	2014	Change
Backlog[2]	$206.1	$257.4	(19.9)%	$219.4	(6.1)%
The Materials & Construction segment reported revenue and operating profit for the first quarter of 2015 was $56.9 million and $7.2 million, respectively, compared to $50.1 million and $3.4 million, respectively, for the first quarter of 2014. The increases were due primarily to increased material sales and increased paving activity that was in part due to improved weather compared to the first quarter of last year.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.

Agribusiness - First quarter 2015 compared with 2014

	Quarter Ended March 31,
(dollars in millions)	2015	2014	Change
Revenue	$28.9	$12.9	124.0%
Operating profit	$1.9	$3.0	(36.7)%
Operating profit margin	6.6%	23.3%
Tons sugar produced	3,200	1,400	128.6%
Tons sugar sold (raw and specialty sugar)	37,100	2,400	15X
Agribusiness revenue for the first quarter of 2015 was $16.0 million higher than the first quarter of 2014 as HC&S completed one bulk shipment of raw sugar in the first quarter of 2015, while there was no bulk shipment in the first quarter of 2014. This increase was partially offset by lower power revenues resulting from a contractual reduction in power supplied by HC&S to Maui Electric Company (MECO) during peak hours, a reduction in pricing for power sold to MECO, and a lower volume of hydro power delivered on Kauai due to a decrease in rainfall compared to the first quarter of last year.
Operating profit for the first quarter of 2015 was $1.9 million, compared to $3.0 million for the first quarter of 2014. The decline in operating profit was due primarily to lower power margins, partially offset by higher raw sugar and molasses margins due to lower operating costs and higher molasses volume.
Although sugar production for the first quarter of 2015 was higher than the same period last year, both periods were impacted by poor weather on Maui that delayed the start of the harvest. Poor weather conditions continue to impact 2015 sugar production.

OTHER INCOME STATEMENT ITEMS

	Quarter Ended March 31,
(dollars in millions)	2015	2014
Interest expense	$7.1	$7.2	(1.4)%
General corporate expenses	$5.6	$5.2	7.7%
Income tax expense
Continuing operations	$15.6	$0.8	20X
Discontinued operations	$—	$21.9	(100.0)%
Total income tax expense	$15.6	$22.7	(31.3)%

First quarter 2015 interest expense was $7.1 million, compared to $7.2 million for the first quarter of 2014. Corporate expenses were $5.6 million for the first quarter of 2015, compared to $5.2 million for the first quarter of 2014. The increase was due principally to increased professional services and compensation and benefits expenses.
Total income tax expense for the first quarter of 2015 of $15.6 million was lower than the first quarter of 2014 due to lower income.
_______________________________________________

[1]	See pages 10 and 11 for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace and Maui Paving, LLC, a 50-percent-owned non-consolidated affiliate, expect to realize on contracts awarded, primarily related to asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Backlog as of March 31, 2015 and 2014, and December 31, 2014 included $30.2 million, $34.7 million, and $38.1 million, respectively, of backlog from Maui Paving, LLC.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended March 31,
Revenue:	2015	2014
Real Estate3:
Leasing	$32.7	$31.2
Development & Sales	36.5	71.0
Less amounts reported in discontinued operations	—	(70.4)
Materials & Construction	56.9	50.1
Agribusiness	28.9	12.9
Reconciling item[4]	(4.3)	—
Total revenue	$150.7	$94.8

Operating profit, net income:
Real Estate[3]:
Leasing	$13.2	$11.8
Development & Sales	32.0	52.3
Less amounts reported in discontinued operations	—	(56.2)
Materials & Construction	7.2	3.4
Agribusiness	1.9	3.0
Total operating profit	54.3	14.3
Interest expense	(7.1)	(7.2)
General corporate expenses	(5.6)	(5.2)
Reduction in KRS II carrying value	(0.1)	—
Income from continuing operations before income taxes	41.5	1.9
Income tax expense	15.6	0.8
Income from continuing operations	25.9	1.1
Income from discontinued operations, net of income taxes	—	34.3
Net income	25.9	35.4
Income attributable to non-controlling interest	(0.6)	(0.4)
Net income attributable to A&B shareholders	$25.3	$35.0

Basic earnings per share attributable to A&B shareholders:
Continuing operations	$0.52	$0.01
Net income	$0.52	$0.72

Diluted earnings per share attributable to A&B shareholders:
Continuing operations	$0.51	$0.01
Net income	$0.51	$0.71

Weighted average number of shares outstanding:
Basic	48.8	48.7
Diluted	49.3	49.2

[3]	Prior period amounts adjusted for amounts treated as discontinued operations.

[4]
Represents the deduction of revenue from the sale of a 46,500-square-foot retail property in Colorado that is classified as "Gain on sale of improved property" in the Condensed Consolidated Statements of Income, but reflected as revenue for segment reporting purposes.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets	$179.2	$175.9
Investments in affiliates	403.4	418.6
Real estate developments	199.1	224.0
Property, net	1,296.0	1,301.7
Intangible assets, net	61.7	63.9
Goodwill	102.3	102.3
Other assets	46.5	43.5
	$2,288.2	$2,329.9

Liabilities & equity
Current liabilities	$148.5	$183.0
Long-term debt, non-current portion	589.7	631.5
Deferred income taxes	205.8	194.0
Accrued pension and post-retirement benefits	54.7	54.8
Other non-current liabilities	50.5	51.8
Equity	1,239.0	1,214.8
	$2,288.2	$2,329.9

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CASH FLOW TABLE
(In Millions, Unaudited)

	Three Months Ended March 31,
	2015	2014

Cash flows from in operating activities:	$26.8	$(29.4)

Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(8.6)	(8.5)
Proceeds from investment tax credits and grants related to Port Allen Solar Farm	—	3.5
Proceeds from disposal of property and other assets	5.1	0.4
Proceeds from disposals related to 1031 commercial property transactions	4.6	69.4
Payments for purchases of investments in affiliates	(11.1)	(5.0)
Proceeds from investments in affiliates	33.4	0.5
Change in restricted cash associated with 1031 transactions	—	(2.8)
Net cash provided by investing activities	$23.4	$57.5

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$20.0	$45.0
Payments of long-term debt and deferred financing costs	(68.5)	(11.0)
Proceeds from (payments of) line-of-credit agreements, net	3.3	(58.0)
Dividends paid	(3.6)	(1.9)
Proceeds from issuance (repurchase) of capital stock and other, net	(0.8)	—
Net cash used in financing activities	$(49.6)	$(25.9)
Net increase in cash and cash equivalents	$0.6	$2.2

USE OF NON-GAAP FINANCIAL MEASURES

The Company presents NOI, which is a non-GAAP measure derived from Real Estate Leasing revenue (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. The Company provides this information to investors as an additional means of evaluating ongoing core operations. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended March 31,
(dollars in millions)	2015	2014
Real Estate Leasing segment operating profit before discontinued operations	$13.2	$11.8
Less amounts reported in discontinued operations (pre-tax)	—	(0.3)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$13.2	$11.5
Adjustments:
Depreciation and amortization	7.2	7.1
Straight-line lease adjustments	(0.6)	(0.5)
General and administrative expenses	1.1	1.2
Discontinued operations	—	0.3
Real Estate Leasing segment NOI	$20.9	$19.6
Percent change over prior comparative period	6.6%

The Company presents EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA. A reconciliation of segment operating profit to EBITDA follows:

	Three Months Ended	Three Months Ended
(dollars in millions)	March 31, 2015	March 31, 2014
Operating profit	$7.2	$3.4
Depreciation & amortization expense	2.9	4.2
Income attributable to non-controlling interest	(0.6)	(0.4)
EBITDA*	$9.5	$7.2

*
The Company reported adjusted EBITDA of $6.9 million for the three months ended March 31, 2014, which included $0.3 million of negative purchase price allocation adjustments of EBITDA. In the second quarter of 2014, the Company discontinued reporting adjusted EBITDA as the impacts of purchase price allocation adjustments on EBITDA became de minimis.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, materials and infrastructure construction. With ownership of over 88,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising five million square feet of leasable space in Hawaii and on the U.S. Mainland and is the second largest owner of retail assets in the state. It owns and operates the state’s only sugar plantation. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.
FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 17-30 of Alexander & Baldwin, Inc.’s 2014 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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